Exhibit 5.1

Goodwin Procter LLP

Counsellors at Law

Exchange Place

Boston, MA 02109

June 5, 2009

Boston Properties, Inc.

800 Boylston Street, Suite 1900,

Boston, Massachusetts 02199-8103

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Boston Properties, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on November 12, 2008. Pursuant to the Registration Statement, the Company proposes to issue and sell up to 17,250,000 shares (the “Shares”) of its common stock, par value $0.01 per share, in accordance with the terms set forth in the prospectus supplement dated June 5, 2009 to the prospectus filed as part of the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP